HEMOBIOTECH (TM)
                         J.P. Morgan International Plaza
                        14221 Dallas Parkway, Suite 1500
                               Dallas, Texas 75254
                                  214-540-8411



               HEMOBIOTECH, INC. ENGAGES REGULUS FOR FDA SERVICES
        HemoBioTech is developing HemoTech (TM), a novel blood substitute

FOR IMMEDIATE RELEASE:

Dallas, Texas - December 21, 2005 - ( OTCBB: HMBT) HemoBioTech, Inc. announced today that it has authorized Regulus Pharmaceutical Consulting, LLC to represent the company in all interactions with the USA FDA regarding a pre-IND meeting and an IND submission for potential clinical studies of its product HemoTech(TM), a novel blood substitute that induces human red blood cell production. Origin Pharmaceutical Services, a Clinical Research Organization (CRO) based in the UK is working with Regulus on their services for HemoBioTech.

An initial foreign clinical study of HemoTech(TM) in sickle cell anemia patients who received HemoTech(TM) equivalent to 25 % of total blood volume indicated no toxicity and induction of erythropoiesis (red blood cell production). The goal of the company is to extend clinical studies of HemoTech(TM) in the US.

"We are delighted to work with Brenda Fielding, President of Regulus, and her experienced colleagues as we move to the regulatory and clinical phase of development of HemoTech(TM)", stated Dr. Arthur P. Bollon, Chairman and Chief Executive Officer of HemoBioTech.

Dr. Bollon further stated, "Our goal is to address an increasing need for a safe and cost effective human blood substitute in the United States and around the world."

"Regulus looks forward to working closely with HemoBiotech as they progress into this important phase of regulatory and clinical development with their exciting product" stated Brenda Fielding, President of Regulus.

About Hemobiotech, Inc.

HemoBioTech is engaged in the development of HemoTech(TM), a novel human blood substitute technology exclusively licensed from Texas Tech University Health Science Center. HemoTech(TM) is chemically modified hemoglobin, which not only carries oxygen in the blood, but can also induce red blood cell production. The Company believes that HemoTech(TM) may possess properties that diminish the intrinsic toxicities which have plagued other attempts at developing blood substitutes, based upon pre-clinical and initial human clinical trials undertaken outside the U.S. by prior holders of this technology. HemoTech(TM) is being developed to help reduce or eliminate the danger resulting from



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acute blood loss in trauma, as well as for other conditions. Corporate headquarters are located at J. P. Morgan International Plaza, 14221 Dallas Parkway, Suite 1500, Dallas, Texas 75254. For further information contact Dr. Arthur Bollon at 214-540-8411 or arthurb@flash.net. The Company website is www.hemobiotech.com.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements. Such statements include declarations regarding the intent, belief or current expectations of HemoBioTech and its management. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in HemoBioTech's reports and registration statements filed with the Securities and Exchange Commission.

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